Exhibit 5.1

February 16, 2020

Enveric Biosciences, Inc.

4851 Tamiami Trail N., Suite 200

Naples, FL 34103

Ladies and Gentlemen:

We have acted as counsel to Enveric Biosciences, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) on the date hereof, under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-3 (the “Registration Statement”) by the Company, which registers the resale by the holders thereof of 5,497,878 shares of common stock of the Company, $0.01 par value per share (the “Common Stock”), comprised of (i) 1,791,923 shares of Common Stock (the “Series B Warrant Shares”) issuable upon exercise of warrants (the “Series B Warrants”) issued to a certain investor in connection with the Company’s tender offer to purchase all of the outstanding shares of common stock of Jay Pharma Inc., a Canadian corporation, which closed on December 30, 2020 (the “Tender Offer”); (ii) 1,666,018 shares of Common Stock (the “January 2021 Warrant Shares”) issuable upon exercise of warrants (the “January 2021 Warrants”) issued to certain investors in connection with a registered direct offering (the “January Offering”) that closed January 15, 2021; (iii) 1,503,513 shares of Common Stock (the “February 2021 Warrant Shares”) issuable upon exercise of warrants (the “February 2021 Warrants”) issued to certain investors in connection with a registered direct offering (the “February Offering”) that closed February 11, 2020; (iv) 156,318 shares of Common Stock (the “Bonus Shares”) issued to certain former directors and officers of the Company (the “Ameri Officers”) in connection with the Tender Offer; (v) 14,121 shares of Common Stock (the “Dakar Settlement Shares”) issued to Stacy Dakar, a former consultant of the Company in connection with general release agreement, dated as of January 11, 2021, by and between Stacy Dakar and the Company (the “General Release Agreement”); and (vi) 365,985 shares of Common Stock (the “Palladium Warrant Shares”) issuable upon exercise of certain warrants (the “Palladium Warrants”) issued to Palladium Holdings, LLC (“Palladium”) in exchange for its role as financial advisor in the January Offering and the February Offering. The Palladium Warrants, the Series B Warrants, the January 2021 Warrants and the February 2021 Warrants are collectively referred to herein as the “Warrants,” the shares underlying the Warrants are collectively referred to herein as the “Warrant Shares,” and the Warrants, Warrant Shares, Bonus Shares and Dakar Settlement Shares are collectively referred to herein as the “Securities.”

In rendering the opinion set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the Certificate of Incorporation and Bylaws of the Company, each as amended and/or restated as of the date hereof (“Company Charter Documents”); (ii) certain resolutions of the Board of Directors of the Company related to the authorization and issuance of the Securities; (iii) the Registration Statement and all exhibits thereto; (iv) the Warrants and (v) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein.

Haynes and Boone, LLP

Attorneys and Counselors

30 Rockefeller Plaza, 26th Floor

New York, New York 10112

Phone: 212.659.7300

Fax: 212.918.8989

In making the foregoing examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies. As to all questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials.

We have also assumed that (i) the Company will continue to be incorporated and in existence and good standing in its jurisdiction of organization; (ii) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; (iii) no stop order of the Commission preventing or suspending the use of the prospectus contained in the Registration Statement or any prospectus supplement will have been issued; (iv) the resolutions of the Board of Directors of the Company referred to above will not have been modified or rescinded; (v) a prospectus properly describing the Securities offered thereby will have been delivered to the purchaser(s) of the Securities as required in accordance with applicable law; (vi) all Securities will be offered, issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the prospectus and any prospectus supplement; (vii) any definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto and will be an enforceable obligation of the parties thereto; (viii) there will be sufficient shares of Common Stock authorized under the Company Charter Documents and not otherwise reserved for issuance; and (ix) there will not have occurred any change in law or in the Company Charter Documents of the Company adversely affecting the Warrant Shares or the rights of the holders thereof.

Based upon the foregoing and subject to the assumptions and qualifications stated herein, we are of the opinion that (i) the Bonus Shares and Dakar Settlement Shares are validly issued, fully paid and non-assessable and (ii) the Warrant Shares, when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We have not considered, and express no opinion herein as to, the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware, as currently in effect.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of such Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Haynes and Boone, LLP
HAYNES AND BOONE, LLP